FOR IMMEDIATE RELEASE

April 23, 2003
                                                     [LOGO]
CONTACT:                                      www.patriotbank.com

Richard A. Elko        Diane M. Davidheiser
President & C.E.O.     Investor Relations Officer
610-970-4627           610-970-4604

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                        Patriot Bank Corp.
                      Increases Cash Dividend

     Pottstown, PA, April 23, 2003 . . . Patriot Bank Corp. (NASDAQ: PBIX), parent company of Patriot Bank, today announced an increased cash dividend payment of $.12 per share. This represents an increase of 10% from the previous cash dividend payment of $.11 (as adjusted for the recent 10% stock dividend). The cash dividend is payable May 22, 2003, to shareholders of record on May 12, 2003 and will include payment on shares resulting from the 10% stock dividend payment being made on April 25, 2003. The date of declaration of the cash dividend is April 23, 2003.

     "Our increased cash dividend payment follows a successful first quarter 2003 earnings report," said Richard A. Elko, President and Chief Executive Officer. Highlights of the quarter include:

     - Over 14% growth in earnings and diluted earnings per share

     -  Net interest margin increased to 3.68%

     -  Non-interest income up 59%

     -  Non-interest income increased to 25% of total income

     -  Efficiency ratio of 59.92%

     - Return on average equity increased to 12.50%

     -  Non-performing assets decreased to .47% of total assets

     -  Loan loss reserves to total loans increased to 1.20%

     -  Acquisition of two wealth management companies

     -  Formation of a Small Business Administration (SBA)
        Lending Department

     Patriot's Annual Shareholders' Meeting is scheduled for
3:30 p.m. on April 24, 2003 at Brookside in Pottstown,
Pennsylvania. "We hope many of our shareholders are able to come to the meeting and meet Patriot's people and hear more about the company," said James B. Elliott, Chairman of the Board.

     Patriot is a $1 billion financial services company operating
19 banking and lending offices in southeastern Pennsylvania. The closing price of Patriot's common stock was $16.41 on April 22, 2003.

     In addition to historical information, this information may contain "forward-looking statements" which are made in good faith by Patriot Bank Corp. ("Patriot"), pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements with respect to Patriot's strategies, goals, beliefs, expectations, estimates, intentions, financial condition, results of operations, future performance and business of Patriot. Statements preceded by, followed by or that include the words "may," "could," "should," "pro forma," "looking forward," "would," "believe," " expect," "anticipate," "estimate," " intend," "plan," or similar expressions generally indicate a forward-looking statement. These forward-looking statements involve risks and uncertainties that are subject to change based on various important factors (some of which, in whole or in part, are beyond Patriot's control). Numerous competitive, economic, regulatory, legal and technological factors, among others, could cause Patriot's financial performance to differ materially from the goals, plans, objectives, intentions and expectations expressed in such forward-looking statements. Patriot cautions that the foregoing factors are not exclusive, and neither such factors nor any such forward-looking statement takes into account the impact that any future acquisition may have on Patriot and any such forward-looking statement. Patriot does not undertake to update any forward-looking statement whether written or oral, that may be made from time to time by or on behalf of Patriot.